EXHIBIT 26 (d)

                           DEPOSITOR FORM NUMBER VR28


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                           BUSINESS TERM INSURANCE RIDER

                           THIS RIDER IS A PART OF THE POLICY TO WHICH IT IS ATTACHED IF IT IS LISTED UNDER THE RIDER SCHEDULE ON THE SCHEDULE PAGES OF THE POLICY. EXCEPT AS OTHERWISE STATED IN THIS RIDER, IT IS SUBJECT TO ALL OF THE PROVISIONS OF THE POLICY.

POLICY NUMBER:

RIDER INITIAL INSURANCE AMOUNT:

RIDER TOTAL INSURANCE AMOUNT: (this line is the same as above line unless there has been a requested increase)

EFFECTIVE DATE OF INCREASED RIDER INSURANCE AMOUNT: (this line appears only if there has been a requested increase)

RIDER DEATH BENEFIT OPTION: (1 or 2)

PERCENTAGE INCREASE FOR OPTIONAL ANNUAL INSURANCE ADDITIONS: (None, 1%, 2%, 3%,
     4%, or 5%)

RIDER DATE: (Date rider is attached to policy)

RIDER EXPIRY DATE: (Policy anniversary nearest Insured Person's 95th birthday)

DEFINITIONS                INSURED PERSON. The person named as Insured on the
                           Policy's Schedule Pages.

                           IN FORCE. The Rider has not terminated.

                           MONTHLY CALCULATION DAY. The Monthly Calculation Day is defined in Part 1 of the Policy. It is the day of the month on which the policy's Monthly Deduction is made as described in Part 4 of the Policy.

                           POLICY. The Policy to which this Rider is attached.

                           YOU. The policyowner of the Policy.

RIDER DEATH BENEFIT        If the Insured Person dies while this Rider is In
                           Force we will pay the Rider Death Benefit to the Beneficiary of the Policy. The Rider Death Benefit is as described below under Rider Death Benefit Option 1 or Rider Death Benefit Option 2, whichever you elect.

RIDER DEATH BENEFIT        While this Rider is In Force, and under the
OPTIONS                    conditions stated below, you have the right to elect
                           either of the two Rider Death Benefit Options as described below. The Rider Death Benefit Option shall be as elected (under the conditions stated below) in the application unless later changed as provided below.

                           RIDER DEATH BENEFIT OPTION 1. If the Policy's Death Benefit Option is Option 1 you may elect this Rider Death Benefit Option 1. Under this option the Rider Death Benefit is equal to the lesser of (a) and (b) as defined below:

                                  (a) the Rider Total Insurance Amount plus the
                                      sum of any Optional Annual Insurance
                                      Additions (see Optional Annual Insurance
                                      Additions section below):

                                  (b) an amount, not less than zero, equal to
                                      the Policy Face Amount plus the Rider
                                      Total Insurance Amount plus the sum of any Optional Annual Insurance Additions minus the Policy's Death Benefit. (See Part 7 of the Policy for a description of the Policy's Death Benefit and Death Benefit Options.)

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                           If Optional Annual Insurance Additions are not
                           elected, then this Rider Death Benefit Option 1 will provide a level death benefit equal to the Policy Face Amount plus the Rider Total Insurance Amount until the Rider Death Benefit has decreased to zero. On such date this Rider and any insurance provided under this Rider will terminate.

                           If Optional Annual Insurance Additions are elected, then this Rider Death Benefit Option 1 will provide an annually increasing death benefit equal to the Policy Face Amount plus the Rider Total Insurance Amount plus the Optional Annual Insurance Additions until the Rider Death Benefit has decreased to zero. On such date this Rider and any insurance provided under this Rider will terminate.

                           If the Policy's Death Benefit Option is Option 1 and you do not elect a Rider Death Benefit Option, the Rider Death Benefit Option shall be Option 1. This Rider Death Benefit Option 1 is not available if the Policy's Death Benefit Option is Option 2.

                           RIDER DEATH BENEFIT OPTION 2. You may elect this Rider Death Benefit Option 2 if the Policy's Death Benefit Option is Option 1. If the Policy's Death Benefit Option is Option 2, the Rider Death Benefit Option must be Option 2. Under this option the Rider Death Benefit is equal to the Rider Total Insurance Amount plus the sum of any Optional Annual Insurance Additions (see Optional Annual Insurance Additions section below):

                           CHANGING RIDER DEATH BENEFIT OPTIONS. If the Policy's Death Benefit Option is Option 1, while this Rider is In Force you may request, in writing, that the Rider Death Benefit Option be changed from Option 2 to Option 1, or from Option 1 to Option 2. If the change is from Option 1 to Option 2, the new Rider Total Insurance Amount will be set equal to the current Rider Death Benefit, and any existing Optional Annual Insurance Additions will be set equal to zero (having been absorbed into the new Rider Total Insurance Amount). If the change is from Option 2 to Option 1, the Rider Total Insurance Amount is unchanged. No evidence of insurability is required. Any such change will be effective on the Monthly Calculation Day coincident with or next following the date we approve the request. We will send you a new Rider page showing the new Rider Death Benefit Option.

MONTHLY CHARGE             The Monthly Charge for this Rider is equal to the
                           monthly Cost of Insurance rate for the Insured Person multiplied by the Rider Death Benefit. Such rate is based on the issue age, sex, and risk classification of the Insured Person, and on the number of elapsed years from the Rider Date. The monthly Cost of Insurance rates will not exceed the rates in the Table of Guaranteed Maximum Cost of Insurance Rates shown in the Policy's Schedule Pages. The Monthly
                           Charge for each month of the first year that this Rider is In Force is shown on the Policy's Schedule
                           Pages. This Monthly Charge will generally increase each year thereafter. The Monthly Charge for the Rider is deducted from the Policy Value as part of the Monthly Deduction for the policy.


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OPTIONAL ANNUAL            You have the right to elect in the Policy application
INSURANCE ADDITIONS        an optional annual increase in the Rider Death
                           Benefit. These annual increases, called Optional
                           Insurance Additions are equal to the annual percentage increase, stated above, multiplied by the sum of the Policy's Face Amount plus the Rider Total
                           Insurance Amount. The amount of the annual percentage increase shall be either 1%, 2%, 3%, 4%, or 5%. The annual increase of the Rider Death Benefit shall be effective on the first policy anniversary and on each succeeding policy anniversary thereafter until the policy anniversary nearest the Insured Person's 65th birthday. At that time such annual increases will cease. The total amount of Optional Annual Insurance
                           Additions shall not exceed the Policy's Face Amount plus the Rider Total Insurance Amount.

                           You may request a decrease or cancellation, but not an increase, of the future annual percentage increases that you elected on the application. The new percentage increase, or cancellation of future increases will be effective on the Policy anniversary coincident with, or next following the date we receive your request. We will send you a new Rider page showing the change.

REQUEST FOR AN INCREASE    After the first Policy year, anytime that this Rider
OR DECREASE IN INSURANCE   is In Force, you may request an increase or decrease
AMOUNT                     in the Rider Total Insurance Amount. Unless we agree
                           otherwise the minimum such increase or decrease shall be $25,000. The increase or decrease shall be effective on the first Monthly Calculation

                           Day on or following the date that we approve the request. However, any increase will not take effect unless the cash surrender value of the Policy at least equals the Monthly Deduction for the Policy.

                           All requests to increase the Rider Total Insurance Amount must be applied for on a supplemental application and will be subject to evidence of the Insured Person's insurability satisfactory to us. The Insured Person must be alive on the effective date of the increased Rider Total Insurance Amount.

                           We will send you a new Rider page showing the new Rider Total Insurance Amount

RIGHT TO CANCEL RIDER      You have the right to cancel any increase in the
INSURANCE AMOUNT           Rider Total Insurance Amount pursuant to your
                           request, within a limited time as stated below. The increase in Rider Total Insurance Amount may be cancelled INCREASES by returning the Rider to us at the following address:

                                  Phoenix Home Life Mutual Insurance Co.
                                  Variable and Universal Life Administration
                                  P. O. Box 942
                                  Greenfield, MA 01302-0942

                           To cancel, you must return the Rider before the latest of:

                                  1. 10 days after the new Rider page showing
                                     such increase in the Rider Total Insurance
                                     Amount is delivered to you: or

                                  2. 10 days after a Notice of Right to Cancel
                                     is delivered to you: or

                                  3. 45 days after Part 1 of the supplemental
                                     application for such increased Rider Total
                                     Insurance Amount is signed by you.

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                           Upon such cancellation we will refund any Cost of
                           Insurance made under this Rider for the increase in Rider Total Insurance Amount. We will send you a new Rider page showing the former Rider Total Insurance Amount.

GENERAL PROVISIONS         CONTESTABILITY. We cannot contest the validity of
                           this Rider after it has been In Force during the lifetime of the Insured Person for two years from the Rider Date.

                           We cannot contest the validity of an increase in the Rider Total Insurance Amount after such increase has been in effect during the lifetime of the Insured Person for two years from the effective date of such increase.

                           SUICIDE. If, within two years from the Rider Date the Insured Person dies by suicide, whether sane or insane, the Rider Death Benefit will be limited to the sum of the Cost of Insurance paid under this Rider. In such event, this Rider will terminate.

                           If, within two years from the effective date of an increase in Rider Total Insurance Amount the Insured Person dies by suicide, whether sane or insane, the amount we pay for the increase of the Rider Total Insurance Amount will be limited to the sum of the Cost of Insurance paid under this Rider for the increase of the Rider Total Insurance Amount. In such event, the increase of the Rider Total Insurance Amount will be cancelled.

TERMINATION OF             This Rider and any insurance provided under this
THIS RIDER                 Rider will terminate on the earliest of the following
                           dates:

                                  (1) The Rider Expiry Date shown above;

                                  (2) The date of surrender or lapse of the
                                      policy;

                                  (3) The date of payment of the Rider Death
                                      Benefit;

                                  (4) The first Monthly Calculation Day
                                      following our receipt from you of a
                                      written request to cancel this Rider;

                                  (5) Under Death Benefit Option 1, the date
                                      on which the Rider Death Benefit has
                                      decreased to zero.

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